AMENDED AND RESTATED
                               EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT between ASHA CORPORATION, a Delaware corporation, hereinafter referred to as "ASHA," and ALAIN J-M CLENET, an individual, hereinafter referred to as "Clenet", dated and entered into this 21st day of April, 1995.

WHEREAS:

A. ASHA has employed Clenet since November 6, 1991 pursuant to a certain "Employment Agreement" which the parties desire to amend and restate as herein set forth; and

B. ASHA will employ Clenet and Clenet will accept employment by ASHA as its Chairman of the Board and Chief Executive Officer pursuant to the terms hereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. SCOPE OF EMPLOYMENT. Clenet will manage and direct the business of ASHA and will preside at the meetings of the Board of Directors and shareholders and will have full authority as provided by the laws of the State of Delaware, subject to appropriate review or approval by the Board of Directors, if applicable, to direct long-term planning and product development and to participate in decisions regarding people, plans, policies, practices, organization, facilities, and other matters generally determined by the Chief Executive Officer of a corporation.

2. OTHER BUSINESS. Clenet will devote the substantial portion of his time, attention and effort to ASHA's business. However, subject only to the restrictions of this paragraph, this commitment shall not prevent or restrict Clenet from carrying on other businesses, from acting as a director or officer of other companies, or from participating in other business opportunities.
The foregoing rights reserved to Clenet are subject to the following restrictions and limitations:

(a) The exercise of such rights by Clenet shall not take over fifteen percent (15%) of his business time; and

(b) Such rights shall not be exercised with respect to automobiles which, for this purpose, shall conclusively be defined as four-wheeled highway vehicles, however powered.

3. TERM. The initial term of Clenet's employment shall be from April 21, 1995 to April 20, 2000. Thereafter Clenet's employment shall be automatically renewed for successive two (2) year terms unless either party gives to the other six (6) months notice that the employment or this agreement in its then current form will not be renewed at the end of the term; provided, however, this automatic renewal shall not be effective unless at least eight (8) months, and not more than twelve (12) months before the end of the term written advice is given by an officer of ASHA to all members of ASHA's Board of Directors and Clenet, or is given orally at a duly called and held meeting of such Board of Directors in accord recorded in the minutes that the six-month notice will expire on an applicable date specified in such advice.

4. COMPENSATION. Clenet's compensation shall consist of a base salary, a bonus and options as follows:

(a) The annual base salary, before all customary and proper payroll deductions, shall be $12,708.33 per month initially. Thereafter the base salary shall be adjusted annually as of the anniversary date hereof to fully reflect any percentage increase in the cost-of-living index published by the United States government for the Los Angeles-Long Beach-Anaheim Metropolitan Area, "All Items", during the prior year.

(b) ASHA's Board of Directors shall review Clenet's base salary at least annually and may adjust it, depending on ASHA's size and profitability and the general level of compensation in similar companies; provided that Clenet's base salary shall not be reduced during the initial five (5) year term hereof below the amount provided in paragraph 4(a) above.

(c) Bonuses will be set annually by the Board of Directors to fairly reflect the progress and profitability of ASHA.

5. OPTIONS. The Board of Directors of ASHA shall formally consider at least once a year the granting of options to Clenet in accordance with his and ASHA's performance, but such options shall not be used in lieu of a salary increase and/or bonus otherwise appropriate.

6. INDEMNIFICATION. ASHA agrees, to the extent permitted by law, that it will indemnify Clenet against liability as an officer and director of ASHA, that it will obtain liability insurance coverage with respect thereto from a responsible insurance company if obtainable for reasonable terms.

7. INSURANCE. During the term of this agreement ASHA will, at its expense, extend to Clenet all insurance plans and programs which are or may become available to ASHA employees and, in addition, will reimburse Clenet (to the extent not already covered by insurance) for his and his family's expenses for medical and hospital services, including but not limited to dental care, eye glasses and prescription drugs, health insurance not paid for under regular ASHA programs. In addition, ASHA shall provide Clenet with a $5 million umbrella policy.

8. ASHA SERVICES. During the term of this agreement Clenet will be entitled to participate in fringe benefit programs available to other ASHA executives and shall have in addition a reasonable expense account, legal, estate, and tax counsel. Memberships and dues in professional societies, business clubs, or other organizations, company car, pension, profit sharing and option plans, executive incentive compensation plans, life insurance plans, medical and health insurance plans, vacation and such other programs as shall hereafter be provided specifically to Clenet by action of the Board of Directors of ASHA (or any person or committee appointed by the Board of Directors to determine the fringe benefit programs), including reasonable periods of absence when required by reason of sickness or disability. The above benefits shall be provided in an amount consistent with general industry practice for similar positions, and Clenet shall be required to account to the Board semi-annually for such expenditures for approval or adjustment.

9. ARBITRATION. Any controversy or claim arising out of or relating to this agreement, or a breach hereof, shall be settled by arbitration in Santa Barbara, California before a panel of arbitrators selected as follows: within ten (10) days of demand by either party for arbitration, each party will select one arbitrator and those two will select a third arbitrator, and those three shall constitute the panel. The arbitrators' decision will be by a majority vote. The arbitration shall not be appealable de novo by either party.

10. ENTIRE AGREEMENT. The foregoing constitutes the entire agreement between the parties and no modification of any of the provisions hereof shall be binding upon either Clenet or ASHA unless in writing signed by the party against whom such modification is sought to be enforced.

11. INTERPRETATION. This agreement has been submitted to the scrutiny of all parties hereto and of counsel. This agreement shall be controlled by the laws of the State of California.

"ASHA"                              "CLENET"

ASHA CORPORATION

By/s/ John C. McCormack              /s/ Alain J-M Clenet
  John C. McCormack
  President and CEO